EXHIBIT 5.1

July 22, 2025

LightPath Technologies, Inc.

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

Ladies and Gentlemen:

We have acted as counsel for LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of 400,000 shares of Class A common stock of the Company, par value $.01 per share (the “Shares”), pursuant to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement is being filed to register 400,000 Shares for offer and sale under and pursuant to the LightPath Technologies, Inc. 2025 Employee Stock Purchase Plan (the “Plan”).

In connection with the opinions expressed herein, we have examined and relied upon copies of such documents, records, instruments, agreements and matters of law as we have deemed relevant or necessary for purposes of this opinion. With respect to such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. With respect to our opinion as to the Shares, we have assumed that the consideration to be paid in connection with the sale of the Shares will be in accordance with the Plan and the Registration Statement.

Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, following (i) effectiveness of the Registration Statement, (ii) the issuance of the Shares in accordance with the terms and the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan, the Shares will be validly issued, fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BAKER & HOSTETLER LLP

BAKER & HOSTETLER LLP